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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Amendment No. 4 to the Registration Statement on Form S-1 (No. 333-170738) of Clarus Therapeutics, Inc. of our report dated October 18, 2010, except as to Note 5, which is as of November 19, 2010, and as to the paragraph under the caption "IPO Stock Split" within Note 3, which is as of January 31, 2011, relating to our audits of the financial statements, appearing in the Prospectus, which is part of this Registration Statement. Our report relating to the financial statements includes an emphasis paragraph relating to an uncertainty as to the Company's ability to continue as a going concern.

We also consent to the reference to our firm under the caption "Experts" in such Prospectus.

/s/ McGladrey & Pullen, LLP

Chicago, Illinois
February 1, 2011

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  Exhibit 23.1